Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K/A of First National Bancshares, Inc. of our report dated March 26, 2008 relating to our audits of the consolidated financial statements of Carolina National Corporation and Subsidiary as of and for the years ended December 31, 2007 and 2006.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
April 15, 2008